Sub-Contract and Distribution Agreement
Between
Apro Media Corp.
And
MSGI Security Solutions, Inc.

Dated May 9, 2007

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

This Sub-Contract and Distribution Agreement (this “Agreement”) is dated as of May 9, 2007, by and between

Apro Media Corp., a Delaware corporation with its principal place of business located at 1065 East Hillsdale Boulevard, Suite 247, Foster City, California 94404 (“AMC”), and

MSGI Security Solutions, Inc., a Nevada corporation with its principal place of business located at 575 Madison Avenue, New York NY 10022 (“MSGI”).

As used in this Agreement, the term “Parties” refers to AMC and MSGI and the term “Party” refers to either AMC or MSGI.

WHEREAS, Apro Media Co. Ltd. (“Apro Korea”) (http://www.aprocctv.com) manufactures surveillance cameras, displays, digital video recorders and sub-assemblies related thereto (the “Components”); and

WHEREAS, MSGI provides security and surveillance solutions for homeland security, public safety and law enforcement; and

WHEREAS, Apro Korea has an existing contract (the “Contract”) with a Fortune 100 company (the “Existing Customer”) to supply surveillance and security systems that have been assembled from Components specifically designed to meet the specifications set forth in the Contract (the “Custom Systems”); and

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

WHEREAS, Apro Korea has heretofore incurred millions of dollars in research and development expenses (the “Systems Development Cost”) to be able to develop and manufacture the Custom Systems for the Existing Customer; and

WHEREAS, MSGI has agreed to reimburse to Apro Korea Two Million Five Hundred Thousand Dollars ($2,500,000) of the Systems Development Cost (“MSGI’s Contribution to the Systems Development Cost”) in partial consideration for the sub-contracting by APRO to MSGI of the Custom Systems requirements of the Existing Customer during the seven (7) year period beginning on the date MSGI receives the Initial Purchase Order (as hereinafter defined) for Custom Systems and Components (the “Term”); and

WHEREAS, during the Term, AMC and/or Apro Korea (collectively “APRO”) is willing to sell Components for the Custom Systems to MSGI and to permit MSGI to resell the assembled Custom Systems that the Existing Customer orders under the Contract to the Existing Customer at the price set forth in the Contract with a built in profit margin as described below; and

WHEREAS, APRO provides an industry standard warranty (the “Manufacturer’s Warranty”) on Custom Systems sold to the Existing Customer under the Contract and has agreed to replace any Custom System that does not perform up to the specifications set forth in the Contract; and

WHEREAS, APRO also provides the Manufacturer’s Warranty on Other Systems and Components sold to the Existing Customer or other purchasers; and

WHEREAS, during the Term, MSGI has agreed to test each Custom System before shipping it to the Existing Customer to verify that it meets the specifications set forth in the Contract, to test each Other System (as hereinafter defined) and Component before shipping it to the Existing Customer or another purchaser to verify that it meets all specifications set forth in the Purchase Order (as hereinafter defined) for such Other System or Component, to test each Custom System, Other System and Component with respect to which the Existing Customer, a customer of the Existing Customer or another purchaser makes a warranty claim to verify that it comes within the Manufacturer’s Warranty, to reject any warranty claim that is not covered under the then existing policy of APRO and to furnish a replacement Component, Custom System or Other System (assembled from Components furnished to MSGI based on the then existing warranty agreement or policy of APRO) to the Existing Customer, its customer or another purchaser for every Component, Custom System and Other System that is covered by the Manufacturer’s Warranty; and

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

WHEREAS, during the Term, APRO has also agreed to permit MSGI to order any Component listed in the APRO surveillance and security catalogue at a wholesale price permitting MSGI to resell such Component or non-Custom Systems (“Other Systems”) constructed from Components to the Existing Customer and other purchasers located in North America (the “Territory”) at a retail price; and

WHEREAS, during the Term, MSGI has agreed at its own expense to expand the market presence and market share of APRO in the Territory through an enhanced web presence, added marketing collateral and knowledge sharing (e.g. white papers, FAQs, etc.) and promotion campaigns; and

WHEREAS, during the Term, APRO has agreed at its own expense to add automated, web-based purchasing capability to streamline the APRO product ordering process; and

WHEREAS, during the Term, MSGI has agreed at its own expense to add sufficient systems integration resources to fully support and expand the APRO business as business conditions warrant; and

WHEREAS, during the Term, MSGI has agreed at its own expense to establish and maintain a customer service facility for 24/7/365 support; and

WHEREAS, during the Term, the Parties shall put forth their respective best efforts to facilitate the resale by MSGI of Custom Systems to the Existing Customer in the Territory; and

WHEREAS, APRO has agreed to provide MSGI with purchase orders for Custom Systems, Other Systems and/or Components aggregating not less than Fifteen Million Dollars ($15,000,000) per year on a cumulative basis (i.e. One Hundred Five Million Dollars ($105,000,000) over the Term) that shall provide MSGI with a Gross Profit margin currently between 26% and 35%;

WHEREAS, during the Term, MSGI shall have the exclusive right to sell up to Fifteen Million Dollars ($15,000,000) per year of Custom Systems to the Existing Customer and the non-exclusive right to sell additional Custom Systems to the Existing Customer and Components and Other Systems assembled from Components to the Existing Customer and other purchasers in the Territory; and

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

WHEREAS, APRO and MSGI have agreed that Apro Korea shall be compensated for APRO’s provision of purchase orders to MSGI with shares of MSGI common Stock (“MSGI Shares”), shares vesting (“Warrant Shares”) under the hereinafter referred to cashless exercise MSGI warrant in the form annexed to this Agreement as Annex A (the “Warrant”) and cash on the following basis: (i) in exchange for the initial Ten Million Dollar ($10,000,000) purchase order to be received prior to the Closing Date (as hereinafter defined) from APRO for Custom Systems and Components (the “Initial Purchase Order”) that AMC represents and warrants to MSGI will result in Ten Million Dollars ($10,000,000) in revenues recognized by MSGI under GAAP accounting rules, MSGI shall deliver to Apro Korea Three Million (3,000,000) MSGI Shares registered in the name of Apro Korea; (ii) thereafter during the first two years of the Term, MSGI shall vest Three Hundred Thousand (300,000) Warrant Shares under the Warrant for each One Million Dollars ($1,000,000) or portion thereof in purchase orders received by MSGI from APRO that result in revenues recognized by MSGI under GAAP accounting rules from the sale to the Existing Customer of Custom Systems and from the sale to the Existing Customer and other purchasers in the Territory of Other Systems and Components (“Subsequent Purchase Orders”); (ii) during the third and fourth years of the Term, MSGI shall vest One Hundred Fifty Thousand (150,000) Warrant Shares under the Warrant for each One Million Dollars ($1,000,000) or portion thereof in Subsequent Purchase Orders and an amount in cash equal to Twenty Five Percent (25%) of the Gross Profits (as hereinafter defined) recognized during such two year period by MSGI from the receipt of Subsequent Purchase Orders; (iii) during the fifth and sixth years of the Term, MSGI shall vest Seventy Five Thousand (75,000) Warrant Shares under the Warrant for each One Million Dollars ($1,000,000) or portion thereof in Subsequent Purchase Orders and an amount in cash equal to Thirty Seven and One Half Percent (37.5%) of the Gross Profits recognized during such two year period by MSGI from the receipt of Subsequent Purchase Orders; and (iv) during the seventh year of the Term, MSGI shall deliver to Apro Korea an amount in cash equal to Fifty Percent (50%) of the Gross Profits recognized during such one year period by MSGI from the receipt of Subsequent Purchase Orders; and

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

WHEREAS, APRO and MSGI have also agreed that Apro Korea shall be compensated by vesting additional Warrant Shares under the Warrant if, in any year during the Term, the aggregate amount of the Initial Purchase Order and/or Subsequent Purchase Orders (collectively, “Purchase Orders” and sometimes individually, a “Purchase Order”) exceeds Fifteen Million Dollars ($15,000,000) on the following basis: for every One Million Dollars ($1,000,000) or portion thereof by which the amount of aggregate Purchase Orders exceeds Fifteen Million Dollars ($15,000,000), MSGI shall vest an additional One Hundred Fifty Thousand Warrant Shares under the Warrant; and

WHEREAS, APRO has agreed: (i) to from time to time designate a financial institution reasonably acceptable to MSGI to serve as lock box depository for all payments due from customers to whom Custom Systems, Other Systems or Components will be delivered by MSGI; (ii) to deposit or cause to be deposited into such lock box all collections of such payments; and (iii) to direct such financial institution that all amounts deposited to such lock box, once collected, shall be remitted to MSGI by wire transfer of immediately available funds; and

WHEREAS, the Warrant, all MSGI Shares issued to Apro Korea pursuant to the foregoing Recital or upon the exercise of the Warrant will be “restricted securities” (as such term is refined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

WHEREAS, MSGI has agreed that once MSGI has collected at least Fifteen Million Dollars ($15,000,000) from the Purchase Orders, it will use commercially reasonable efforts to register under the Securities Act any MSGI Shares issued to Apro Korea pursuant to this Agreement pursuant to the terms of a Registration Rights Agreement to be dated as of, and executed and delivered on, the Closing Date (the “Registration Rights Agreement”);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the adequacy and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
CLOSING DATE; FIRST ISSUANCE OF SHARES

The Closing will take place within thirty (30) days of the date of this Agreement promptly after MSGI advises that it has available to it MSGI’s Contribution to the Systems Development Cost on such date and at such time as the Parties mutually agree (the “Closing Date”). On the Closing Date the Registration Rights Agreement will be executed and delivered by the Parties to each other, MSGI will wire transfer to Apro Korea MSGI’s Contribution to the Systems Development Cost, MSGI will deliver to Apro Korea the Warrant and MSGI shall deliver to Apro Korea an opinion of its counsel, Greenberg & Traurig, LLP, substantially in the form annexed to this Agreement as Annex B.

In consideration of and in exchange for the Initial Purchase Order that AMC represents and warrants to MSGI will result in Ten Million Dollars ($10,000,000) in revenues recognized by MSGI under GAAP accounting rules, which Initial Purchase Order APRO will deliver to MSGI prior to the Closing Date, MSGI will deliver to Apro Korea a certificate for Three Million (3,000,000) MSGI Shares registered in the name of Apro Korea.

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

ARTICLE 2
SUB-CONTRACTING THE CONTRACT DELIVERABLES

During the Term, APRO shall provide MSGI with Purchase Orders for Custom Systems, Other Systems and Components. These Purchase Orders shall be issued no less frequently than monthly and shall also specify the Components required for the assembly of each Custom System or Other System ordered, the location where each Custom System, Other System or Component is to be delivered, the date on which each Custom System, Other System or Component is to be delivered and the payment terms.

During the Term, APRO shall provide MSGI with Purchase Orders for Custom Systems, Other Systems and/or Components aggregating not less than Fifteen Million Dollars ($15,000,000) per year on an aggregate basis, which shall provide MSGI with a Gross Profit margin currently between 26% and 35%.

During the Term, APRO shall: (i) from time to time designate a financial institution reasonably acceptable to MSGI to serve as lock box depository for all payments due from customers to whom Custom Systems, Other Systems or Components will be delivered by MSGI; (ii) deposit or cause to be deposited into such lock box all collections of such payments; and (iii) direct such financial institution that all amounts deposited to such lock box, once collected, shall be remitted to MSGI by wire transfer of immediately available funds.

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

ARTICLE 3
ORDERING, WHAREHOUSING, ASSEMBLY AND SHIPPING OF COMPONENTS

3.1 Ordering of Components. During the Term, MSGI shall order, pay for and store Components until needed for assembly into Custom Systems or Other Systems or sale and delivery to the Existing Customer and other purchasers in the Territory.

3.2 Assembly and Integration of Components. During the Term, MSGI shall assemble and integrate Components into fully functional Custom Systems for the Existing Customer and into fully functional Other Systems for the Existing Customer and other purchasers in the Territory, in each case with encryption software when required by the Existing Customer or the other purchaser.

3.3 Testing of Custom Systems, Other Systems and Components. During the Term, MSGI shall test the Custom Systems to verify that they function in accordance with the specifications required by the Contract and shall test all Components and Other Systems before selling and delivering them to the Existing Customer or other purchasers in the Territory to verify that they function in accordance with the Purchase Orders therefor.

3.4 Packing and Shipping of Custom Systems and Other APRO Products. During the Term, MSGI shall package and ship the Customs Systems to the Existing Customer in accordance with the directions set forth in the Purchase Orders. MSGI shall package and ship Components and Other Systems to the Existing Customer and other purchasers in the Territory as requested by such purchasers.

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

ARTICLE 4
WARRANTY AND CUSTOMER SERVICES

4.1 Manufacturer’s Warranty.  APRO shall include an industry standard Manufacturer’s Warranty in all Components sold to MSGI. During the Term, MSGI shall test each Custom System before shipping it to the Existing Customer to verify that it meets the specifications set forth in the Contract, shall test each Other System before shipping it to the Existing Customer or another purchaser to verify that it meets all specifications set forth in the Purchase Order for such Other System, and shall test each Custom System or Other System with respect to which the Existing Customer, a customer of the Existing Customer or any other purchaser makes a warranty claim to verify that it comes within the Manufacturer’s Warranty, shall reject any claim that is not covered by the Manufacturer’s Warranty and shall furnish a replacement Custom System or Other System (assembled from Components furnished to MSGI based on the then existing warranty agreement or policy of APRO) to the Existing Customer, its customer or another purchaser for every Custom System or Other System that is covered by the Manufacturer’s Warranty. APRO and MSGI shall enter into a warranty services agreement within ninety (90) days of the date of this Agreement to set for their respective rights and obligations with respect to providing warranty service.

4.2  Customer Service Facility. During the Term and at its own expense, MSGI shall establish and maintain a customer service facility for 24/7/365 support of the Custom Systems, Other Systems and Components.

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

ARTICLE 5
EXPANSION OF MARKET FOR COMPONENTS AND MSGI CAPACITY

5.1 MSGI’s Responsibilities. During the Term and at its own expense, MSGI shall use its commercially reasonable best efforts to expand the market presence and market share of APRO in the Territory through an enhanced web presence, added marketing collateral and knowledge sharing (e.g. white papers, FAQs, etc.) and promotion campaigns. MSGI shall perform the delivery obligations of APRO under the Contract and under any other contract during the Term that APRO sub-contracts to MSGI (collectively, the “Other Contracts”) as seamlessly as possible and shall immediately advise APRO of any complaints or problems identified by the Existing Customer or parties to the Other Contracts.

5.2 APRO’s Responsibilities. During the Term and at its own expense, APRO shall add automated, web-based purchasing capability to streamline the APRO product ordering process.

5.3 Expansion of MSGI Capacity. During the Term and at its own expense, MSGI shall expand its capacity as necessary to handle the system integration and other functions required to handle the flow of business relating to the transactions contemplated by this Agreement (the “Transactions”). MSGI’s failure to adequately staff for handling the Transactions shall be deemed to be a material breach of this Agreement.

ARTICLE 6
SALE OF THE CUSTOM SYSTEMS AND COMPONENTS AND OTHER SYSTEMS; GROSS PROFITS ALLOCATION

6.1 The Custom Systems. MSGI shall have the exclusive right to sell Custom Systems to the Existing Customer in the Territory during the Term. APRO shall refer to MSGI all orders received from the Existing Customer during the Term for Custom Systems to be delivered in the Territory.

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

6.2 Components and Other Systems. During the Term, APRO shall have the non-exclusive right to sell Components and Other Systems assembled from Components to the Existing Customer and other purchasers in the Territory.

6.3  Vesting of the Warrant Shares.

(a) APRO and MSGI have agreed that Apro Korea shall be compensated for APRO’s provision of Subsequent Purchase Orders to MSGI with vesting of Warrant Shares under the Warrant and cash on the following basis: (i) during the first two years of the Term, MSGI shall deliver to Apro Korea Three Hundred Thousand (300,000) MSGI Shares for each One Million Dollars ($1,000,000) in Subsequent Purchase Orders received by MSGI from APRO; (ii) during the third and fourth years of the Term, MSGI shall deliver to Apro Korea One Hundred Fifty Thousand (150,000) MSGI Shares for each One Million Dollars ($1,000,000) in Subsequent Purchase Orders and an amount in cash equal to Twenty Five Percent (25%) of the Gross Profits (as hereinafter defined) recognized during such two year period by MSGI from the receipt of Purchase Orders; (iii) during the fifth and sixth years of the Term, MSGI shall deliver to Apro Korea Seventy Five Thousand (75,000) MSGI Shares for each One Million Dollars ($1,000,000) in Subsequent Purchase Orders and an amount in cash equal to Thirty Seven and One Half Percent (37.5%) of the Gross Profits recognized during such two year period by MSGI from the receipt of Purchase Orders; and (iv) during the seventh year of the Term, MSGI shall deliver to Apro Korea an amount in cash equal to Fifty Percent (50%) of the Gross Profits recognized during such one year period by MSGI from the receipt of Purchase Orders. As used in this Agreement the term “Gross Profits” means the excess of the price at which MSGI sells Custom Systems to the Existing Customer and Components and Other Systems to the Existing Customer and other purchasers in the Territory over the cost to MSGI of the Components so sold or included in the Custom Systems and Other Systems so sold by MSGI.

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

(b)  APRO and MSGI have also agreed that Apro Korea shall be compensated with the vesting of additional Warrant Shares under the Warrant if, in any year during the Term, the aggregate amount of Purchase Orders exceeds Fifteen Million Dollars ($15,000,000) on the following basis: for every One Million Dollars ($1,000,000) or portion thereof by which the amount of aggregate Purchase Orders exceeds Fifteen Million Dollars ($15,000,000), MSGI shall vest an additional One Hundred Fifty Thousand Warrant Shares under the Warrant.

6.4 Quarterly Vesting of Warrant Shares. MSGI shall determine the aggregate number of Warrant Shares that were vested under the Warrant pursuant to Section 6.3 for each of its fiscal quarters during the first six years of the Term. Within thirty (30) days of such fiscal quarter’s end, MSGI shall provide APRO with an accounting of the number of Warrant Shares so vested under the Warrant. MSGI shall also provide APRO with an accounting of the cash proceeds received from the collection of invoices against MSGI’s sales of Custom Systems, Other Systems and Components during such quarter. MSGI shall endeavor to invoice its customers to whom it sells Components or Other Systems with standard Net-30 payment terms, unless otherwise agreed by the Parties.

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

6.5 Warrant Share Issuance Limitation. Any Warrant Shares not issued to Apro Korea upon its exercise of the Warrant because of any limitation on the percentage of MSGI Shares that may be beneficially owned by Apro Korea, shall be promptly issued to Apro Korea upon the increase of MSGI’s outstanding shares of Common Stock or MSGI shareholder approval if that will raise the permitted percentage of MSGI Shares that may be beneficially owned by Apro Korea, so that Apro Korea shall retain its maximum permitted percentage beneficial ownership of MSGI Shares.

6.6 Warrant Share Vesting Audit. Upon reasonable advance notification by APRO, MSGI shall, during normal business hours, make its financial records available to APRO for review and audit for the purposes verifying the accurate calculation of the number of Warrant Shares vested under the Warrant pursuant to Section 6.3. APRO will cooperate with MSGI to arrange any such audit so as to be minimally disruptive to the normal business operations of MSGI. Unless otherwise agreed by the Parties (i) there shall not be more than one (1) audit during each MSGI fiscal quarter, and, (ii) the costs and expenses attributable to any such audit shall be borne by APRO, unless such audit shall result in an increase of more than Five Percent (5%) in the number of Warrant Shares vested under the Warrant, in which case the costs and expenses attributable to the audit shall be borne by MSGI.

ARTICLE 7
CONFIDENTIALITY

The Parties recognize that this Agreement is a material definitive agreement to MSGI and that MSGI will be required to file a copy of it with the Securities and Exchange Commission. The Parties hereby agree that MSGI shall be permitted to issue a press release with respect to the execution and delivery of this Agreement, with any language concerning APRO to be subject to APRO’s prior review and consent.

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

ARTICLE 8
TERMINATION

8.1 By Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the Parties.

8.2 By MSGI. MSGI may terminate this Agreement and bring the Term to a premature end unilaterally if AMC shall have breached in any material respect any of its obligations under this Agreement and such breach continues for more than thirty (30) days after AMC shall have received written notice of such breach from MSGI.

8.3 BY AMC. AMC may terminate this Agreement and bring the Term to a premature end unilaterally if MSGI shall have breached in any material respect any of its obligations under this Agreement, the Contract or the Registration Rights Agreement and such breach continues for more than thirty (30) days after MSGI shall have received written notice of such breach from AMC.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended or modified by the Parties at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing and duly executed by all of the Parties hereto.

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

9.2 Waiver of Compliance; Consents. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a Party, such consent will be given in writing in the same manner as for waivers of compliance.

9.3 No Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity (other than a Party hereto and his respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

9.4 Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment. Each Party shall afford the other Party with advance notification of any change in address or contact information.

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

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©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

If to MSGI:
MSGI Security Solutions, Inc.
575 Madison Avenue
New York NY 10022
Attention: Jeremy Barbera
Chairman of the Board
Telephone: (917) 339-7150
Facsimile: (917) 339-7166
Email: jbarbera@msgisecurity.com
With a copy to: Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York NY 10166 Attention: Alan I. Annex, Esq. Telephone (212) 801-9323 Facsimile: (212) 801-6400 Email: annexa@gtlaw.com

If to APRO:
Apro Media Corp.
1065 East Hillsdale Boulevard
Suite 247
Foster City, CA 94404
Attention: W. Benjamin Garst, Jr.
Chairman of the Board
Telephone: (650) 212-7500
Facsimile: (650) 212-7035
Email: bengarst@sbcglobal.net
With a copy to: Peter B. Hirshfield, Esq. Hirshfield Law 1035 Park Avenue, Suite 7B New York NY 10028-0912 Telephone: (646) 827-9362 Facsimile: (646) 349-1665 Email: phirshfield@hirshfieldlaw.com

 9.5 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by MSGI (whether voluntarily, involuntarily, by operation of law or otherwise) without the prior written consent of AMC.

9.6 Governing Law. This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of California (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

9.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.8 Facsimile and Scanned Execution.  Receipt by either Party of a counterpart of this Agreement manually signed and then scanned electronically and emailed to the other Party or manually signed and then sent by facsimile transmission to the other Party shall, for all purposes, be deemed to be an original counterpart with the same force and effect as the manually signed counterpart from which it was electronically reproduced.

9.9 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

9.10 Entire Agreement. This Agreement and the Registration Rights Agreement embody the entire agreement and understanding of the Parties in respect of the Transactions. There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement and the Registration Rights Agreement. This Agreement and the Registration Rights Agreement supersede all prior agreements and understandings between the Parties with respect to the Transactions. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision becomes invalid or unenforceable under applicable law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MSGI Security Solutions, Inc.	Apro Media Corp.

By:/s/ Jeremy Barbera	By: /s/ W. Benjamin Garst, Jr.
Jeremy Barbera Chairman of the Board	W. Benjamin Garst, Jr. Chairman of the Board

©2007 Apro Media Corp. Sub-Contract and Distribution Agreement with MSGI Security Solutions, Inc.